Exhibit 99.1

NEWS RELEASE

August 6, 2009

NASDAQ OMX ANNOUNCES SECOND QUARTER 2009 RESULTS

- NON-GAAP DILUTED EPS $0.47 (GAAP DILUTED EPS $0.33) -

New York, N.Y. - The NASDAQ OMX Group, Inc. (“NASDAQ OMX®”; NASDAQ: NDAQ) today reported net income attributable to NASDAQ OMX of $69 million, or $0.33 per diluted share, for the second quarter of 2009 compared with net income attributable to NASDAQ OMX of $100 million, or $0.47 per diluted share, in the second quarter of 2008, and net income attributable to NASDAQ OMX of $94 million, or $0.44 per diluted share, in the first quarter of 2009.

For comparison purposes, results for the first and second quarters of 2009 are presented on a non-GAAP basis and exclude merger expenses, losses on the sale of investments, and certain other non-recurring items. Results for the second quarter of 2008 are presented on a pro forma non-GAAP basis that reflect the financial results of NASDAQ OMX and the Philadelphia Stock Exchange as if they were a combined company for the period presented and exclude merger expenses and certain other non-recurring items. A complete reconciliation of GAAP results to non-GAAP and to pro forma non-GAAP results is provided as an attachment.

For the second quarter of 2009, net income attributable to NASDAQ OMX on a non-GAAP basis was $99 million, or $0.47 per diluted share, a decrease of 1%, when compared to pro forma non-GAAP net income attributable to NASDAQ OMX of $100 million, or $0.47 per diluted share, for the second quarter of 2008, and a decrease of 3% when compared to non-GAAP net income attributable to NASDAQ OMX of $102 million, or $0.48 per diluted share, for the first quarter of 2009.

Items excluded from second quarter 2009 non-GAAP results are:

•	$19 million in losses associated with selling NASDAQ OMX’s equity interest in Orc Software AB;

•	$7 million in pre-tax expenses associated with workforce reductions, asset retirements and other non-recurring items;

•	$5 million in losses on the sale of an investment security in the Oslo Børs exchange;

•	$3 million in pre-tax merger-related expenses; and,

•	$1 million in pre-tax gains related to the early extinguishment of debt.

“We entered 2009 with an ambitious plan that contained more new initiatives than ever before, and at the mid-way point of the year we are pleased to report that we remain on track to deliver on our goals,” commented Bob Greifeld, NASDAQ OMX’s Chief Executive Officer. “During the second half of the year, as we migrate PHLX and Nordic trading volumes onto our common platform, we are laying a foundation to further the success of our diversified business model. Our commitment to drive growth through the execution of strategic initiatives and the realization of operating efficiencies remains firm.”

Highlights

•

Reached new market share highs in the trading of U.S. equity options contracts. The combined market share of NASDAQ OMX PHLX and The NASDAQ Options Market averaged 21% during the second quarter of 2009, up from 17% in the second quarter of 2008. Total volume traded on these markets grew 40% in the second quarter of 2009 when compared to the same period last year.

•

Achieved a new record in the NASDAQ Closing Cross on June 26, 2009 as it was used to reconfigure the entire family of U.S. Russell indexes during their annual reconstitution. A record 1.002 billion shares were executed in the Closing Cross in 2.9 seconds. This compares with 893.3 million shares executed in 5.0 seconds during Russell’s annual reconstitution in 2008. NASDAQ official closing prices determined by the NASDAQ Closing Cross are widely used throughout the industry, including by Russell Indexes, Standard & Poor’s, Dow Jones, and mutual funds across the country.

•

Announced that The Bank of New York Mellon made a strategic minority investment in International Derivatives Clearing Group, an independently operated NASDAQ OMX subsidiary that operates as a designated clearing organization for clearing and settling interest rate swap contracts and other fixed income derivatives contracts.

•

Witnessed significant growth in volume and market share at NASDAQ OMX BX, as the recently launched market now regularly trades approximately 200 million shares per day with market share of U.S. cash equity trading in excess of 2%. Also during the quarter The NASDAQ Stock Market maintained its leadership position as the single largest pool of liquidity in which to trade U.S. cash equities, matching 20% of all volume.

•

Launched trading of equities listed in Norway on the exchanges that comprise NASDAQ OMX Nordic, recently capturing 3% of market share. This new offering is designed to provide lower trading costs and other benefits for customers seeking to trade all Nordic equities on one platform.

•

Announced that NASDAQ Market Pathfinders was recognized as the Best New Data Product of the Year, as determined by the readership of Inside Market Data, the publication of choice for senior level data and technology executives within the financial services and securities industry.

•

Captured a total of 21 new listings during the second quarter of 2009, including 18 on The NASDAQ Stock Market and three on the exchanges that comprise NASDAQ OMX Nordic and NASDAQ OMX Baltic. Included in new listings are three IPOs and three companies that switched their listing to NASDAQ from exchanges operated by NYSE Euronext. NASDAQ OMX also recognized 91 secondary offerings during the quarter, up from 18 in the first quarter of 2009.

•

Entered into an exclusive agreement for Morningstar to provide equity research profile reports on more than 3,600 NASDAQ OMX-listed companies. With the Morningstar Profile Report, NASDAQ OMX will now be able to provide NASDAQ OMX companies with basic research coverage at no cost to the issuer.

•

Launched 6 new indexes, continuing NASDAQ OMX’s expansion of its Global Index Group through the introduction of innovative new products. The new indexes include: NASDAQ OMX ABA Community Bank Index; NASDAQ OMX CRD Global Sustainability Index; OMX Stockholm 30 Next Index; OMX Stockholm 60 Index; OMX Stockholm 60 Cap Index; OMX AFGX Index NASDAQ OMX Small Cap Sweden Index.

•

Expanded the Market Technology business by extending a trading technology agreement with the Polish Power Exchange, Towarowa Geilda Energii (TGE); successfully launching a new trading platform at TOCOM, the Tokyo Commodity Exchange; providing equities trading and clearing technology to the recently launched electronic trading system of the Iraq Stock Exchange; and completing the migration of the SIX Swiss Exchange to a new trading platform based on NASDAQ OMX market technology.

The NASDAQ OMX Group, Inc.	2

“Our results at the mid-point of the year demonstrate that we’ve stayed focused on our objectives of reducing expenses, reducing our debt obligations, and investing in organic growth opportunities,” said David Warren, NASDAQ OMX’s Chief Financial Officer. “Our successful integration efforts continue to allow us to invest in new initiatives while lowering our overall expense base. For the full year of 2009 we are reaffirming our total operating expense guidance to be in the range of $830.0 million to $850.0 million, including approximately $30.0 million in non-recurring costs.”

Financial Review

Revenues

Revenues less liquidity rebates, brokerage, clearance and exchange fees (“net exchange revenues”) were $367 million for the second quarter of 2009, a decrease of $53 million, or 13%, from second quarter 2008 results, of which $33 million was due to changes in the exchange rates of various currencies as compared to the U.S. dollar. Net exchange revenues declined $2 million, or 1%, from first quarter 2009 results.

Market Services

Market Services net exchange revenues decreased to $246 million, down 13% from the prior year quarter, and down 5% from the first quarter of 2009.

Transaction Services

Net exchange revenues from Transaction Services were $155 million for the second quarter of 2009, a decrease of $25 million, or 14%, when compared to the second quarter of 2008, and a decrease of $12 million, or 7%, from the first quarter of 2009.

•

Cash Equity Trading net exchange revenues were $68 million for the second quarter of 2009, down $26 million, or 28%, from the prior year quarter and down $12 million, or 15%, from the first quarter of 2009.

•

Net U.S. cash equity trading revenues decreased when compared to the prior year quarter due primarily to a decline in the average net fee per share matched on the NASDAQ and NASDAQ OMX BX trading systems. The decrease in net exchange revenues when compared to the first quarter of 2009 is due primarily to a reduction in the number of shares matched by NASDAQ resulting from declining market share. Also contributing to the decrease is a decline in the average net fee per matched share.

•

European cash equity trading revenues declined when compared to the prior year quarter but remained equal to first quarter of 2009 revenues. The decline from second quarter 2008 is primarily due to a decline in value traded, which dropped from €241 billion in the prior year quarter to €147 billion in the second quarter of 2009. Also contributing to the decline in European cash equity trading revenues when compared to the second quarter of 2008 are changes in the exchange rates of various currencies as compared to the U.S. dollar. When compared to the first quarter of 2009, increases in value traded and trade volumes during the second quarter of 2009 were offset by a decline in the average trading fee realized by NASDAQ OMX.

The NASDAQ OMX Group, Inc.	3

•

Included in U.S. cash equity trading revenues in the second quarter of 2009 are $92 million in SEC Section 31 fees, compared with $37 million in the second quarter of 2008 and $25 million in the first quarter of 2009. Corresponding cost of revenues, reflecting the reimbursement of these fees to the SEC, is included in brokerage, clearance and exchange fees.

•	Derivative trading net exchange revenues were $55 million for the second quarter of 2009, equal to revenues from the prior year quarter and the first quarter of 2009.

•

The increase in net U.S. derivative trading revenue when compared to the prior year quarter and the first quarter of 2009 is primarily due to higher option contract volume executed on NASDAQ OMX PHLX and The NASDAQ Options Market. Somewhat offsetting increased volumes are declines in the average fee realized per contract traded.

•

The decline in European derivative trading revenues when compared to the second quarter of 2008 is due to lower Nordic derivative trading volumes and changes in the exchange rates of various currencies as compared to the U.S. dollar. Partially offsetting these declines is the inclusion of NASDAQ OMX Commodities revenues following the October 21, 2008 closing of NASDAQ OMX’s acquisition of Nord Pool ASA’s clearing, international derivatives and consulting subsidiaries. The decline in revenues when compared to the first quarter of 2009 is due primarily to lower trading volumes.

Market Data

Market Data revenues were $79 million for the second quarter of 2009, down $9 million, or 10%, when compared to the second quarter of 2008 and down $2 million, or 2% from the first quarter of 2009.

•

Net U.S. Tape Plans revenues were $30 million in the second quarter of 2009, down $6 million, or 17%, when compared to the prior year quarter and down $4 million, or 12%, from the first quarter of 2009.

•

U.S. Tape Plans revenues reflect revenues generated by members of joint industry plans that distribute the national best bid and offer and last sale information for U.S. equities. Plan members, such as The NASDAQ Stock Market, share revenue collected from disseminating this information. The distribution of revenue to each plan member is determined using a formula, required by Regulation NMS, that calculates each participant’s share of trading and quoting activity.

•

The decline in U.S. Tape Plans revenues, net of revenue sharing plans, in the second quarter of 2009 when compared to the second quarter of 2008 is primarily due to the decline in NASDAQ’s trading and quoting market share of U.S. equities and a reduction in the size of shareable tape plan revenue pools. The decline in revenue in the second quarter of 2009 when compared to the first quarter of 2009 is primarily due to reductions in NASDAQ’s share of trading and quoting activity in U.S. equities.

•

U.S. market data products revenues were $30 million in the second quarter of 2009, an increase of $3 million, or 11%, when compared to the year ago quarter, and up $2 million, or 7%, when compared to the first quarter of 2009. U.S. market data products revenues reflect revenues generated from the sale of NASDAQ OMX proprietary data products. Revenue growth when compared to prior periods is driven primarily by the growth of products such as the NASDAQ Global Index Data Service and other proprietary data products.

The NASDAQ OMX Group, Inc.	4

•

European market data products revenues were $19 million in the second quarter of 2009, a decrease of $6 million, or 24%, when compared to the prior year quarter and equal to revenues reported in the first quarter of 2009. The decrease when compared to the second quarter of 2008 is primarily due to changes in the exchange rate of the Euro as compared to the U.S. dollar and to declines in subscriber populations.

Issuer Services

During the second quarter of 2009, Issuer Services revenues declined $10 million, or 11%, to $82 million from the second quarter of 2008 but increased $3 million, or 4%, from the prior quarter.

Global Listing Services

Global Listing Services revenues were $72 million for the second quarter of 2009, down $9 million, or 11%, when compared to the second quarter of 2008 but up $2 million, or 3%, from the first quarter of 2009. Decreases in revenues from prior periods are due primarily to lower U.S. annual renewal fees resulting from fewer listed companies, and to lower market capitalization values for European listed equities, which in turn result in lower European listing fees. Also contributing to the decline in revenues from the second quarter of 2008 are changes in the exchange rates of various currencies as compared to the U.S. dollar. Driving the increase in revenues when compared to the first quarter of 2009 are higher corporate services revenues resulting from increased demand for services.

Global Index Group

Global Index Group revenues were $10 million for the second quarter of 2009, down $1 million, or 9%, when compared to the second quarter of 2008 but up $1 million, or 11%, when compared to the first quarter of 2009. Driving the decline in revenues when compared to the prior year quarter are lower license fees associated with NASDAQ OMX-licensed products, including lower volumes and declines in assets under management in ETFs and structured products. Higher revenues when compared to the first quarter of 2009 are due to increases in assets under management in ETFs and structured products.

Market Technology

Market Technology revenues were $36 million for the second quarter of 2009, down $7 million, or 16%, when compared to the second quarter of 2008, but up $7 million, or 24%, when compared to the first quarter of 2009. The revenue decline when compared to the prior year quarter is primarily due to the loss of contract revenues following NASDAQ OMX’s acquisition of Nord Pool ASA’s clearing, international derivatives and consulting subsidiaries, noted above. Nord Pool ASA was previously a customer of NASDAQ OMX Market Technology. Also contributing to the decline are changes in exchange rates of various currencies as compared to the U.S. dollar. The increase in revenues when compared to the first quarter of 2009 is primarily due to seasonally higher revenues for the second quarter of 2009.

Operating Expenses

Total operating expenses decreased $52 million, or 21%, to $199 million from $251 million in the prior year quarter but increased $5 million, or 3%, from $194 million in the first quarter of 2009. The decrease in expenses from the second quarter of 2008 was realized through a reduction in compensation expense, lower professional and contract services expense, reduced expenses for computer operations and data transmission, and lower general, administrative and other expense. These reductions were driven by successful

The NASDAQ OMX Group, Inc.	5

integration efforts associated with NASDAQ’s business combination with OMX and the acquisition of the Philadelphia Stock Exchange. Also contributing to the decline were changes in the exchange rates of various currencies as compared to the U.S. dollar. The increase in expenses when compared to the first quarter of 2009 is driven by higher compensation expense and changes in the exchange rates of various currencies as compared to the U.S. dollar.

Net Interest Expense

Net interest expense was $23 million for the second quarter of 2009, compared with $24 million for the second quarter of 2008 and $22 million for the first quarter of 2009. The decline in net interest expense when compared to the prior year period is primarily due to declining interest rates. The increase when compared to the first quarter of 2009 is due to lower interest income earned on cash reserves which resulted from lower interest rates during the second quarter of 2009.

Earnings Per Share

On a non-GAAP basis, second quarter 2009 earnings per diluted share were $0.47 as compared to pro forma non-GAAP earnings per diluted share of $0.47 in the prior year quarter, and non-GAAP earnings per diluted share of $0.48 in the first quarter of 2009. NASDAQ OMX’s weighted average shares outstanding used to calculate diluted earnings per share were 214 million for each of the periods reported.

In June 2009, NASDAQ OMX filed an application for an advance tax ruling with the Swedish Tax Council for Advanced Tax Rulings. The application was filed to confirm whether certain interest expense is deductible for Swedish tax purposes under legislation that became effective on January 1, 2009. We expect to receive a favorable response from the Swedish Tax Council for Advance Tax Rulings by our fiscal year end 2009. We recorded the Swedish tax benefit as described above in our condensed consolidated financial statements. In the second quarter of 2009, we recorded a tax benefit of $5 million, or $0.02 per diluted share. For the first six months of 2009, we recorded a tax benefit of $9 million, or $0.04 per diluted share. We expect to record recurring quarterly tax benefits of $4 million to $5 million with respect to this issue for the foreseeable future.

About NASDAQ OMX

The NASDAQ OMX Group, Inc. is the world’s largest exchange company. It delivers trading, exchange technology and public company services across six continents, with approximately 3,700 listed companies. NASDAQ OMX offers multiple capital raising solutions to companies around the globe, including its U.S. listings market, NASDAQ OMX Nordic, NASDAQ OMX Baltic, NASDAQ OMX First North, and the U.S. 144A sector. The company offers trading across multiple asset classes including equities, derivatives, debt, commodities, structured products and exchange-traded funds. NASDAQ OMX technology supports the operations of over 70 exchanges, clearing organizations and central securities depositories in more than 50 countries. NASDAQ OMX Nordic and NASDAQ OMX Baltic are not legal entities but describe the common offering from NASDAQ OMX exchanges in Helsinki, Copenhagen, Stockholm, Iceland, Tallinn, Riga, and Vilnius. For more information about NASDAQ OMX, visit http://www.nasdaqomx.com.

Non-GAAP Information

In addition to disclosing results determined in accordance with GAAP, NASDAQ OMX also discloses certain non-GAAP and pro forma non-GAAP results of operations, including net

The NASDAQ OMX Group, Inc.	6

income, diluted earnings per share, operating expenses, and operating income that make certain adjustments or exclude certain charges and gains that are described in the reconciliation table of GAAP to pro forma non-GAAP information provided at the end of this release. Management believes that this non-GAAP and pro forma non-GAAP information provides investors with additional information to assess NASDAQ OMX’s operating performance by making certain adjustments or excluding costs or gains and assists investors in comparing our operating performance to prior periods. Management uses this non-GAAP and pro forma non-GAAP information, along with GAAP information, in evaluating its historical operating performance.

The non-GAAP information is not prepared in accordance with GAAP and may not be comparable to non-GAAP information used by other companies. The non-GAAP information should not be viewed as a substitute for, or superior to, other data prepared in accordance with GAAP.

Cautionary Note Regarding Forward-Looking Statements

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. NASDAQ OMX cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections about our future financial results, growth and achievement of synergy targets, (ii) statements about the implementation dates and benefits of certain strategic initiatives, (iii) statements about our integrations of our recent acquisitions, (iv) statements about the outcome of the application for an advance tax ruling with the Swedish Tax Council for Advanced Tax Rulings and related tax benefits and (v) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond NASDAQ OMX’s control. These factors include, but are not limited to, NASDAQ OMX’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in NASDAQ OMX’s filings with the U.S. Securities Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on NASDAQ OMX’s website at http://www.nasdaqomx.com and the SEC’s website at www.sec.gov. NASDAQ OMX undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts Media Relations:		Contact Investor Relations:

Bethany Sherman	+1.212.401.8714	Vincent Palmiere +1.212.401.8742

Anna Rasin	+46(8)405.6612

(tables follow)

(income statement)

(revenue statement)

(balance sheet)

(GAAP reconciliation table)

The NASDAQ OMX Group, Inc.	7

The NASDAQ OMX Group, Inc.

Condensed Consolidated Statements of Income

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	June 30, 2009	March 31, 2009	June 30, 2008	Pro Forma(1) June 30, 2008

Revenues
Market Services revenues	$768	$784	$684	$727
Cost of revenues:
Liquidity rebates	(381)	(455)	(347)	(350)
Brokerage, clearance and exchange fees	(141)	(71)	(95)	(95)

Total cost of revenues	(522)	(526)	(442)	(445)

Total Market Services revenues less liquidity rebates, brokerage, clearance and exchange fees	246	258	242	282

Issuer Services revenues	82	79	92	92
Market Technology revenues	36	29	43	43
Other revenues	3	3	3	3

Total revenues less liquidity rebates, brokerage, clearance and exchange fees	367	369	380	420

Operating Expenses
Compensation and benefits	105	97	115	129
Marketing and advertising	3	2	4	4
Depreciation and amortization	27	24	22	28
Professional and contract services	17	18	23	27
Computer operations and data communications	14	15	17	20
Occupancy	18	17	17	18
Regulatory	10	9	7	7
Merger expenses	3	8	6	6
General, administrative and other	11	13	14	18

Total operating expenses	208	203	225	257

Operating income	159	166	155	163

Interest income	2	5	8	8
Interest expense	(25)	(27)	(24)	(32)
Dividend and investment income	1	—	3	3
Income (loss) from unconsolidated investees, net	(18)	(2)	1	1
Gain on foreign currency contracts, net	—	—	5	5
Loss on sale of investment security	(5)	—	—	—

Income before income taxes	114	142	148	148
Income tax provision	46	48	47	47

Net income	68	94	101	101

Net (income) expense attributable to noncontrolling interests	1	—	(1)	(1)

Net income attributable to NASDAQ OMX	$69	$94	$100	$100

Basic and diluted earnings per share:
Basic	$0.34	$0.47	$0.50	$0.50

Diluted	$0.33	$0.44	$0.47	$0.47

Weighted-average common shares outstanding for earnings per share:
Basic	202	202	200	200
Diluted	214	214	214	214

(1)	The Pro Forma June 30, 2008 quarter results include historical financial results of PHLX and pro forma adjustments, giving effect to the PHLX acquisition as if it had occurred at the beginning of the period.

The NASDAQ OMX Group, Inc.

Revenue Detail

(in millions)

(unaudited)

	Three Months Ended

	June 30, 2009	March 31, 2009	June 30, 2008	Pro Forma(1) June 30, 2008
MARKET SERVICES
Transaction Services
Cash Equity Trading Revenues:
U.S. cash equity trading	$540	$563	$495	$496
Cost of revenues:
Liquidity rebates	(359)	(438)	(345)	(345)
Brokerage, clearance and exchange fees	(138)	(70)	(95)	(95)

Total U.S. cash equity cost of revenues	(497)	(508)	(440)	(440)

Net U.S. cash equity trading revenues	43	55	55	56
European cash equity trading	25	25	38	38

Total cash equity trading revenues	68	80	93	94

Derivative Trading Revenues:
U.S. derivative trading	61	52	3	40
Cost of revenues:
Liquidity rebates	(22)	(17)	(2)	(5)
Brokerage, clearance and exchange fees	(3)	(1)	—	—

Total U.S. derivative cost of revenues	(25)	(18)	(2)	(5)

Net U.S. derivative trading revenues	36	34	1	35
European derivative trading	19	21	20	20

Total derivative trading revenues	55	55	21	55

Access Services Revenues	32	32	26	31

Total Transaction Services revenues less liquidity rebates, brokerage, clearance and exchange fees	155	167	140	180

Market Data
Net U.S. tape plans	30	34	36	36
U.S. market data products	30	28	27	27
European market data products	19	19	25	25

Total Market Data revenues	79	81	88	88

Broker Services	9	8	12	12

Other Market Services	3	2	2	2

Total Market Services revenues less liquidity rebates, brokerage, clearance and exchange fees	246	258	242	282

ISSUER SERVICES
Global Listing Services:
Annual renewal fees	29	29	31	31
Listing of additional shares fees	9	10	10	10
Initial listing fees	5	5	6	6

Total U.S. listing fees	43	44	47	47
European listing fees	11	11	17	17
Corporate services	18	15	17	17

Total Global Listing Services	72	70	81	81

Global Index Group	10	9	11	11

Total Issuer Services revenues	82	79	92	92

MARKET TECHNOLOGY
License, support and project revenues	28	21	33	33
Facility management services	7	6	9	9
Other revenues	1	2	1	1

Total Market Technology revenues	36	29	43	43

Other	3	3	3	3

Total revenues less liquidity rebates, brokerage, clearance and exchange fees	$367	$369	$380	$420

(1)	The Pro Forma June 30, 2008 quarter results include historical financial results of PHLX and pro forma adjustments, giving effect to the PHLX acquisition as if it had occurred at the beginning of the period.

The NASDAQ OMX Group, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	June 30, 2009	Dec. 31, 2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$419	$374
Restricted cash	152	141
Financial investments, at fair value	236	227
Receivables, net	383	339
Deferred tax assets	42	27
Market value, outstanding derivative positions	3,034	4,122
Other current assets	171	198

Total current assets	4,437	5,428
Non-current restricted cash	50	50
Property and equipment, net	170	183
Non-current deferred tax assets	615	659
Goodwill	4,591	4,492
Intangible assets, net	1,581	1,583
Other assets	216	357

Total assets	$11,660	$12,752

Liabilities and equity
Current liabilities:
Accounts payable and accrued expenses	$236	$242
Section 31 fees payable to SEC	114	49
Accrued personnel costs	97	157
Deferred revenue	171	98
Other accrued liabilities	110	165
Deferred tax liabilities	21	19
Market value, outstanding derivative positions	3,034	4,122
Current portion of debt obligations	225	225

Total current liabilities	4,008	5,077
Debt obligations	2,090	2,299
Non-current deferred tax liabilities	688	696
Non-current deferred revenue	163	155
Other liabilities	198	222

Total liabilities	7,147	8,449

Equity
NASDAQ OMX stockholders’ equity:
Common stock	2	2
Preferred stock	—	—
Additional paid-in capital	3,593	3,569
Common stock in treasury, at cost	(11)	(10)
Accumulated other comprehensive loss	(600)	(619)
Retained earnings	1,507	1,344

Total NASDAQ OMX stockholders’ equity	4,491	4,286
Noncontrolling interests	22	17

Total equity	4,513	4,303

Total liabilities and equity	$11,660	$12,752

The NASDAQ OMX Group, Inc.

Reconciliation of GAAP to Pro Forma Non-GAAP Earnings and

Reconciliation of GAAP to Pro Forma Non-GAAP Operating Expenses

(in millions, except per share amounts)

	Three Months Ended
	June 30,(1) 2009	March 31,(1) 2009	June 30, 2008
GAAP Net Income attributable to NASDAQ OMX:	$69	$94	$100
Pro Forma Adjustments:
PHLX results	—	—	6
Amortization of intangibles	—	—	(1)
Interest expense, net adjustments	—	—	(5)

Total Pro Forma Adjustments	—	—	—

Pro Forma Net Income attributable to NASDAQ OMX:	$69	$94	$100

Other Adjustments:
Gain on debt extinguishment	—	(2)	—
Loss on sale of investment security	5	—	—
Loss on sale of unconsolidated investee	19	—	—
Asset retirements	2	—	—
Loss on sale of Iceland Broker Services business	—	2	—
Workforce reductions	2	2	—
Merger expenses	2	6	4
Gain on foreign currency contracts, net	—	—	(4)

Total Other Adjustments	30	8	—

Pro Forma Non-GAAP Net Income attributable to NASDAQ OMX:	$99	$102	$100

GAAP Diluted Earnings per Common Share:	$0.33	$0.44	$0.47
Total Other Adj. from Pro Forma Non-GAAP Net Income Above:	0.14	0.04	—

Pro Forma Non-GAAP Diluted Earnings per Common Share:	$0.47	$0.48	$0.47

	Three Months Ended
	June 30,(1) 2009	March 31,(1) 2009	June 30, 2008
GAAP Operating Expenses:	$208	$203	$225
Pro Forma Adjustments:
OMX operating expenses	—	—	—
PHLX operating expenses	—	—	30
Amortization of intangibles	—	—	2

Total Adjustments	—	—	32

Pro Forma Operating Expenses	$208	$203	$257

Other Adjustments:
Gain on debt extinguishment	1	4	—
Asset retirements	(3)	—	—
Technology	(1)	—	—
Loss on sale of Iceland Broker Services business	—	(2)	—
Workforce reductions	(3)	(3)	—
Merger expenses	(3)	(8)	(6)

Total Adjustments	(9)	(9)	(6)

Pro Forma Non-GAAP Operating Expenses	$199	$194	$251

(1)	June 30, 2009 and March 31, 2009 quarter results do not include pro forma adjustments as all recent material acquisitions were included in the full quarter results.

The NASDAQ OMX Group, Inc.

Reconciliation of GAAP to Pro Forma Non-GAAP Operating Income

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	June 30,(1) 2009	March 31,(1) 2009	June 30, 2008
GAAP Operating Income:	$159	$166	$155
Pro Forma Adjustments:
PHLX operating income	—	—	10
Amortization of intangibles	—	—	(2)

Total Adjustments	—	—	8

Pro Forma Operating Income	$159	$166	$163

Other Adjustments:
Gain on debt extinguishment	(1)	(4)	—
Asset retirements	3	—	—
Technology	1	—	—
Loss on sale of Iceland Broker Services business	—	2	—
Workforce reductions	3	3	—
Merger expenses	3	8	6

Total Adjustments	9	9	6

Pro Forma Non-GAAP Operating Income	$168	$175	$169

Pro Forma total revenues less liquidity rebates, brokerage, clearance and exchange fees	367	369	420

Pro Forma Non-GAAP Operating Margin (2)	46%	47%	40%

(1)	June 30, 2009 and March 31, 2009 quarter results do not include pro forma adjustments as all recent material acquisitions were included in the full quarter results.
(2)	Pro Forma Non-GAAP Operating Margin equals Pro Forma Non-GAAP Operating Income divided by Pro Forma total revenues less liquidity rebates, brokerage, clearance, and exchange fees.